Exhibit 10.14

British Columbia, V5J 5M8, Canada www.electrameccanica.com
ElectraMeccanica Vehicles Corp. 8057 N Fraser Way, Burnaby, British Columbia, V5J 5M8, Canada 1-604-428-7656 (SOLO) www.electrameccanica.com

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

December 2, 2022

Susan Docherty

[****]

[****]

[****]

Delivered Electronically via Email

Re: Offer of Employment

Dear Susan:

We are delighted to enter into this Executive Employment Agreement (the “Agreement”) to memorialize the terms under which you will serve as Chief Executive Officer of ElectraMeccanica Vehicles Corp. (the “Parent”) and ElectraMeccanica USA, LLC (the “Company”), a wholly-owned subsidiary of Parent. This offer is contingent upon the satisfactory completion of reference, litigation, and background checks.

Your start date will be December 5, 2022 (the “Start Date”).  Once this Agreement becomes effective, it will form the entire agreement between you and the Company with respect to the matters described in this Agreement and it will supersede and replace any prior understandings (whether oral or written) with respect to the subject matter described herein. If you have any questions about the information below, please contact me directly.

ProvisionAgreement

Location:	Your principal place of employment will be the Company’s executive offices in Mesa, Arizona.

Title; Reporting; Duties;

No Conflicts:

Beginning on the Start Date, you will serve as the Chief Executive Officer of the Company and the Parent, reporting directly to the Parent’s Board of Directors (the “Board”).  While serving as the Chief Executive Officer, you will have control over, and responsibility for, the day-to-day operations of the Company and Parent and shall have such other duties, authorities and responsibilities commensurate for such or a similar position at a similarly-situated company and such additional duties as may be assigned to you by the Board from time to time.

You understand that: (i) your employment services will be full-time and exclusive to the Company and Parent and that you will be expected to devote substantially all of your full business time, attention, energy and skills to the Company; (ii) you agree to serve the Company and Parent faithfully, loyally, honestly and to the best of your ability; and (iii) you will not, without the express written consent of the Board, engage in any other commercial activity or outside employment. You may serve as an independent director for other entities, subject to the prior written approval of the Board and such service not placing you into any conflict of interest in respect of you duties hereunder and to the companies.

The preceding paragraph is not intended to prohibit you from engaging in charitable or nonprofessional activities such as personal investments or conducting private business affairs, as long as they do not conflict or interfere with the performance of your duties to the Company or Parent. You agree to observe and comply with the rules and policies of the Company and Parent as the same may be adopted and amended from time to time.

By signing this Agreement, you represent and warrant that you are under no contractual or other obligations or commitments that are inconsistent with your obligations under this Agreement,

including, without limitation, any restrictions that would preclude you from providing services to the Company or Parent (e.g., a non-compete with a former employer).

Term:

The initial term of your employment under this Agreement shall commence on the Start Date and shall continue until the three year anniversary of the Start Date (the “Initial Term”). The Initial term will automatically extend on the same terms and conditions set forth below for additional one year periods (each, a “Renewal Term”), unless either party gives the other party written notice of non-renewal at least 30 calendar days prior to the end of the Initial Term or any Renewal Term. The Initial Term, together with all Renewal Terms, are collectively referred to in this Agreement as the “Term”.

Base Salary:

A rate of $650,000 per year (the “Base Salary”) during the Term to be paid according to the Company’s normal payroll cycle.  Your Base Salary will be reviewed annually and may be adjusted by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion.  For 2022, your Base Salary will be pro-rated based on the number of days from your Start Date through December 31, 2022.

Sign-On Options:

Subject to approval by the Compensation Committee and the following exercise and vesting terms, and as soon as reasonably practicable upon your execution of this Agreement and your announcement by the Company as its new Chief Executive Officer (the “Grant Date”), you will be awarded three separate non-qualified stock options under our Stock Incentive Plan (the “Equity Plan”) to purchase 3,750,000 shares of common stock of the Parent in the aggregate (collectively, the “Sign-On Options”), with each such Sign-On Option having an exercise price equating to the closing price for the Company’s stock as reported on the Nasdaq Stock Market (“Nasdaq”) on day prior to the Grant Date (the “Exercise Price”), and with each such Sign-On Option having a maximum exercise term of seven years from the Grant Date (the “Exercise Term”) and, subject to the following, vesting in three equal annual installments from the Grant Date (the “Vesting”).. The first Sign-On Option shall cover 2,000,000 shares of common stock of the Parent underlying the Sign-On Options and be exercisable at the Exercise Price during the Exercise Term and be subject only to the Initial Vesting.  The second Sign-On Option shall cover 1,000,000 shares of common stock of the Parent underlying the Sign-On Options and be exercisable at the Exercise Price during the Exercise Term and, subject to the Vesting, shall not be exercisable until such time as the Company’s 30-day volume average trading price on Nasdaq is $2.50 or greater. The third Sign-On Option shall cover 750,000 shares of common stock of the Parent underlying the Sign-On Options and be exercisable at the Exercise Price during the Exercise Term and, subject to the Vesting, shall not be exercisable until such time as the Company’s 30-day volume average trading price on Nasdaq is $5.00 or greater.  The Sign-On Options will be subject to such other terms and conditions specified by the Compensation Committee, the Equity Plan, the award agreements that you must execute as a condition of the grant, and the Company’s insider trading policy.

Sign-On RSUs:

Subject to approval by the Compensation Committee, within 30 days of your Start Date, you will be awarded restricted stock units under our Equity Plan covering 1,000,000 shares of common stock of the Parent (the “Sign-On RSUs”). The Sign-On RSUs will vest in three  equal annual installments from the date of grant. The Sign-On RSUs will be subject to such other terms and conditions specified by the Compensation Committee, the Equity Plan, the award agreement that you must execute as a condition of the grant, and the Company’s insider trading policy.  In this respect the parties hereby acknowledged and agreed that, in accordance with the Equity Plan and the award agreement for the Sign-On RSUs, upon the vesting of each Sign-On RSU and the issuance of Company common stock resulting therefrom, each share of common stock may be issued on a net basis such that the resulting number of shares to be issued will be reduced by the then fair market value of the number of shares necessary to pay the requisite federal, state or local withholding taxes associated with the same.

Sign-On PRSUs:

Subject to approval by the Compensation Committee, within 30 days of your Start Date, you will be awarded performance stock units under our Equity Plan covering 875,000 shares of common stock of the Parent (the “Sign-On PRSUs”). The Sign-On PRSUs will vest as follows: (i) 437,500 will vest on the first date on which the average of the volume weighted average price per share of common stock of the Parent during any 30 day consecutive trading days (“30-Day VWAP”) equals or exceeds $5.00; (ii) 218,750 will vest on the first day on which the 30-Day VWAP of the shares of common stock of the Parent equals or exceeds $6.00; and (iii) the final 218,750 will vest on the first day on which the Company’s 30-Day VWAP equals or exceeds $7.00.  In this respect the parties hereby acknowledge and agree that, in accordance with the Equity Plan and the award agreement for the Sign-On PRSUs, upon the termination of this Agreement for any reason, other than for Cause, all then unvested Sign-On -PRSUs shall be entitled to continue to vest for a further period of one year from the date of termination.

The Sign-On PRSUs will be subject to such vesting terms and conditions specified by the Compensation Committee, the Equity Plan, the award agreement that you must execute as a condition of the grant, and the Company’s insider trading policy.

Temporary Housing:

For expenses incurred for up to 12 months following the Start Date, the Company will reimburse you for reasonable and customary temporary housing costs in the Mesa/Phoenix metropolitan area not to exceed $3,500 per month. To obtain reimbursement you must submit your expenses promptly, in accordance with Company policy, with appropriate supporting documentation, and such expenses will be reimbursed no later than the last day of the tax year following the tax year in which the expense was incurred.

Short-Term Incentive

Plan (“STIP”):

Beginning January 1, 2023, and for each full calendar year during the Term thereafter, you will be eligible to participate in an annual cash incentive program adopted in writing and approved by the Compensation Committee (the “STIP”).  Your target incentive under the STIP will equal 100% of your Base Salary and in no event will your STIP payment exceed 200% of your Base Salary ($1,300,000 based on your Start Date Base Salary). Whether you are entitled to receive an STIP payment, and the amount of such payment, will depend on the attainment of written quantitative and qualitative performance goals, including financial performance goals, established by the Compensation Committee in its sole discretion and in advance. The amount of the STIP, if any, will be determined by the Compensation Committee in January or February of the year following the year during the Term to which the STIP relates, and the earned STIP, if any, will be paid to you no later than March 31 of the year following the year to which the STIP relates (e.g., the STIP for 2023, if any, will be paid no later than March 31, 2024).  You must be actively employed by the Company through the date the STIP is paid in order to earn and be eligible to receive the STIP. Active employment does not include any period of notice that arises upon termination of employment, whether by contract, or otherwise, unless expressly required by applicable law.

Long-Term Incentive

Compensation:

Beginning January 1, 2024, and for each full calendar year during the Term thereafter, you will be eligible to receive grants of stock options, performance shares and other awards under the Equity Plan (the “Annual Equity Awards”).  The amount of Annual Equity Awards, the mix of Annual Equity Awards, the vesting schedule and the other terms and conditions of the Annual Equity Awards will be established by the Compensation Committee in its sole discretion. The Annual Equity Awards will be subject to such other terms and conditions specified by the Compensation Committee, the Equity Plan, the award agreement that you must execute as a condition of the grant(s), and the Company’s insider trading policy.

Benefits; Vacation:

During the Term of this Agreement, you will be eligible to participate in the Company’s standard company benefit and vacation plans, as such plans may be amended, modified, or terminated by the Company from time to time, with or without notice, in accordance with the applicable benefit and vacation plan documents. For the avoidance of doubt, your participation in such plans will be subject to the terms and conditions set forth in the applicable benefit plan documents.

Termination

of Employment:

This Agreement, and your employment hereunder, may be terminated at any time during the Term, for any reason, by the Board upon at least 30 calendar days’ prior written notice (or any alternative time period agreed to by the parties); provided, that, the Board may terminate your employment immediately for Cause. Upon your termination for any reason, the Company will pay you your accrued but unpaid Base Salary through your date of termination and any accrued but unpaid reasonable business expenses through your date of termination (the “Accrued Obligations”), with such amount paid in compliance in accordance with applicable law. In addition to the Accrued Obligations, you may be entitled to receive severance benefits and equity award acceleration as described below.

Resignation on

Termination:

Unless otherwise indicated in a writing to you from the Board, upon your termination of employment with Company for any reason, and without any further action on your part, you will be deemed to immediately resign all officerships, directorships, managerships, and other positions you hold with the Parent, the Company and their affiliates. If for any reason this provision is determined to be insufficient to effectuate such resignations, you agree to sign any documents or instruments the Company determines necessary to effectuate such resignations.

Voluntary Resignation

Without Good Reason:

This Agreement and your employment hereunder may terminate at any time during the Term provided that you give the Board at least 90 calendar days’ prior written notice of your resignation without Good Reason (which 90-day period may be waived by the Board or extended to a longer period if agreed to by the parties). In such case, you will only be entitled to the Accrued Obligations. The Company may, in its sole discretion, waive the notice provided under this section, in which case your employment will terminate on the earlier date specified by the Company.

Death or Disability:

This Agreement, and your employment hereunder, will terminate immediately upon your death or Disability (as defined in Exhibit A). In such case, you (or your spouse or estate) will only be entitled to the Accrued Obligations and, in addition, will be eligible to exercise any vested Sign-On Options or other stock options granted you by the Company which may have vested as at the date of termination by reason of Death or Disability for a period of one year from such termination date.

Termination and

Severance Prior to

a Change of Control:

In the event your full-time employment is terminated by the Board without Cause or by you for Good Reason (as defined in Exhibit A) prior to a Change of Control (as defined in Exhibit A) during the Term, then, in addition to the Accrued Obligations, and subject to your timely execution (and non-revocation) of the release described below, you will be entitled to receive a cash severance payment equal to the sum of: (i) 24 months of your then Base Salary plus one month of your then Base Salary for every completed year of service (to a maximum of 30 months); (ii) 18 times the monthly amount that is charged to COBRA qualified beneficiaries for the same medical coverage options elected by you immediately prior to your last day of employment; and (iii) the greater of (a) your average STIP paid in the two prior years and (b) 80% of the target annual STIP for the current fiscal year (collectively, the “Base Severance Amount”). The Base Severance Amount will be paid to you in installments over a 12-month period, in accordance with the Company’s normal payroll cycle, with the first installment paid during the first payroll period following the expiration of the release revocation period described below. In addition to the Base Severance Amount, you will be entitled to receive a pro-rata STIP for the year in which your termination occurred, with such pro-rata STIP paid at the same time described above.  In addition, you will be eligible to exercise any vested Sign-On Options or other stock options granted you by the Company which may have vested as at the date of termination by the Board without Cause or by you for Good Reason prior to a Change of Control of for a period of one year from such termination date.

Full Vesting of Equity Awards

on Change of Control:

Upon the closing of a transaction during the Term that results in a Change of Control, and notwithstanding anything in the Equity Plan to the contrary, your Sign-On Options and any other stock options awarded you shall fully vest and become exercisable for a period of one year from the date of your termination, and your then Sign-On RSUs and any other restricted stock units awarded you shall immediately vest.

Termination and

Severance Following

a Change of Control:

In the event your full-time employment is terminated by the Board without Cause or by you with Good Reason (as defined in Exhibit A) during the 12 month period following a Change of Control during the Term, then, in addition to the Accrued Obligations, and subject to your timely execution (and non-revocation) of the release described below, you will be entitled to receive a cash severance payment equal to the sum of: (i) 18 months of your then Base Salary; and (ii) 18 times the monthly amount that is charged to COBRA qualified beneficiaries for the same medical coverage options elected by you immediately prior to your last day of employment (collectively, the “Enhanced Severance Amount”). The Enhanced Severance Amount will be paid to you in installments over a 18-month period, in accordance with the Company’s normal payroll cycle, with the first installment paid during the first payroll period following the expiration of the release revocation period described below.

Release Required to

Receive Severance:

In order to receive the severance pay and other benefits described above, you must, no later than 60 calendar days following your last day of employment, execute (and not revoke) a general release and waiver of any claims that you may have in connection with your employment and termination of employment with the Parent, Company and its affiliates.  Notwithstanding anything in this Agreement to the contrary, if the Company concludes that the severance pay and benefits are subject to Section 409A of the Internal Revenue Code, and if the consideration period described in the release, plus the revocation period described in the release, spans two calendar years, then, to the extent required by Section 409A of the Code, such severance payments and benefits shall not begin to be paid until the second calendar year (and such first installment shall include installment payments that would otherwise have been made prior to such date).

Restrictive Covenants:	This Agreement is contingent upon you, on your Start Date, signing the Restrictive Covenant Agreement attached hereto as Exhibit B.

Cooperation:

Following the termination of your service with the Company for any reason during the Term, you agree to cooperate fully with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation, administrative proceeding or other investigation involving the Parent, the Company or any affiliate that relates to events, occurrences or conduct occurring (or claimed to have occurred) during your employment.  You are hereby instructed to tell the truth in any litigation, administrative proceeding, or other investigation involving the Parent, the Company and its affiliates, and nothing herein shall be deemed or construed to suggest otherwise. If your cooperation is required pursuant to this section, the Company will: (i) reimburse you for reasonable out-of-pocket expenses (excluding legal fees); and (ii) if such cooperation is required during a period of time you are not receiving severance pay, pay you hourly compensation at a rate equivalent to your hourly Base Salary at the time of your termination of employment.

Non-Disparagement;

Social Media:

During the Term and following the termination of your service for any reason, you agree that you will not criticize, defame, be derogatory toward or otherwise disparage the Parent, the Company, any affiliate, their products, services, or the Parent’s or the Company’s past, present and future officers, directors, managers, stockholders, agents, representatives, employees, or affiliates, or its or their business plans or actions, to any third-party, either orally or in writing; provided that that this provision will not preclude you from giving truthful testimony in response to a lawful subpoena or preclude any conduct protected under any local, state or federal law, including those providing “whistleblower” protection to you or the right to engage in concerted activities. Finally, on the date of your termination of service for any reason, you agree to update your profile on social media websites (such as LinkedIn) to reflect that you are no longer an employee of the Company or Parent.

Dispute Resolution:

You and the Company agree to meet to informally in a good faith effort to resolve any issues arising under this Agreement. If the parties are unable to resolve their differences, they agree to submit to binding arbitration in Phoenix, Arizona, any and all claims and disputes arising hereunder. The parties agree that any dispute will be heard by a single arbitrator, applying Arizona and Federal substantive law, as applicable, in accordance with the American Arbitration Association’s Employment Arbitration Rules. If necessary, an action may be brought in any court of competent jurisdiction solely to compel arbitration or enforce an arbitration award (or for injunctive relief to enforce the Restrictive Covenants of this Agreement).  This Agreement to arbitrate survives the termination of your employment.

You expressly agree and understand that, by agreeing to arbitration to resolve all claims described herein, you, as well as the Company, are waiving your right to a jury or court trial for all such claims. You further understand that arbitration is a private, claim resolution process which utilizes a neutral third-party, instead of a judge or jury, to resolve all claims and typically has more limited discovery than in a case filed in court.  You understand that you may refuse to sign this Agreement, but that if the Agreement is not signed, you will not be entitled to the compensation and benefits outlined in this Agreement.

/s/ SED

Employee must initial above, indicating their agreement to submit all claims to arbitration.

Return of Property:

Upon the Company’s request or your termination of employment for any reason, you shall promptly return to the Company all property of the Company, including, but not limited to, originals and hard and electronic copies of records, documents, Confidential Information, computer and office equipment, other equipment, plans, designs, electronic devices, keys, access cards, passwords, credit cards, and other tangible and intangible items, in whatever form, in your possession or control. You understand that all electronic mail, equipment, and all computer hardware and software are property of the Company.

Miscellaneous:

To the extent required by law, the Company shall withhold from any payments due to you under this Agreement any applicable federal, state or local taxes. You hereby acknowledge that neither the Company nor any of its affiliates, shareholders, members, directors, managers, officers, employees, agents or representatives have provided you with any tax-related advice with respect to the matters covered by this Agreement and that you are solely responsible for obtaining your own tax advice with respect to the matters covered by this Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to conflicts of law principles. If any term or provision of this Agreement is declared by a court or tribunal of competent jurisdiction to be invalid or unenforceable for any reason, this Agreement shall remain in full force and effect, and either: (i) the invalid or unenforceable provision shall be modified to the minimum extent necessary to make it valid and enforceable; or (ii) if such a modification is not possible, this Agreement shall be interpreted as if such invalid or unenforceable provision were not a part hereof.

Each party acknowledges that such party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each party.

Section 409A of the Code:

This Agreement shall comply with Section 409A of the Internal Revenue Code or an exception thereto and each provision of the Agreement shall be interpreted, to the extent possible, to comply with Section 409A or an exception thereto. Nevertheless, the Company does not and cannot guarantee any particular tax effect or treatment of the amounts due under this Agreement.  Except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided pursuant to this Agreement. Neither the time nor schedule of any payment under this Agreement may be accelerated or subject to further deferral except as permitted by Section 409A of the Internal Revenue Code and the applicable regulations. You do not have any right to make any election regarding the time or form of any payment due under this Agreement.  Notwithstanding anything in this Agreement to the contrary, if the Company concludes that the Base Severance Amount or the Enhanced Severance Amount are subject to Section 409A of the Internal Revenue Code, then no such Severance Amount will be paid prior to your “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (applying the default rules of Treasury Regulation Section 1.409A-1(h)). Installment payments made pursuant to this Agreement shall be treated as separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

If the Base Severance Amount or the Enhanced Severance Amount are subject to Section 409A of the Internal Revenue Code, and if you are a “specified employee” as defined in Treasury Regulation Section 1.409A-1(i)(1) on the date of your termination of employment, such payments shall not begin until the first day of the seventh month following your “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (applying the default rules of Treasury Regulation Section 1.409A-1(h)) (and such first payment shall include all prior payments that would otherwise have been made prior to such date).

Section 280G of the Code:

In the event that any payments, distributions, benefits or entitlements of any type payable to you, whether or not payable upon a termination of employment (“Payments”): (i) constitute “parachute payments” within the meaning of Section 280G of the Code; and (ii) but for this Section would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”); then the Payments shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of the Payments being subject to the Excise Tax; provided, however, that such Payments shall not be so reduced if a nationally recognized accounting firm or compensation consulting firm selected by the Company (the “Accountants”) determines that without such reduction, you would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Internal Revenue Code, federal, state and local income taxes, social security and Medicare taxes and all other applicable taxes, determined by applying the highest marginal rates which applied (or is likely to apply) to you for the tax year in which the Payments are to be made, or such other rate(s) as the Accountants determine to be likely to apply to you in the relevant tax year(s) in which any of the Payments are expected to be made), an amount that is greater than the amount, on a net after-tax basis, that you would be entitled to retain upon receipt of the Reduced Amount.  Unless otherwise agreed in writing, any determination made under this paragraph shall be made in good faith by the Accountants in a timely manner and shall be binding on the parties absent manifest error. In the event of a reduction of Payments pursuant to this paragraph, the Payments shall be reduced in the order determined by the Accountants that results in the greatest economic benefit to you in a manner that would not result in subjecting you to additional tax under Section 409A of the Internal Revenue Code. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Internal Revenue Code, and other applicable legal authority.  The Accountants shall provide detailed supporting calculations to both you and the Company and the Company shall bear the cost of all fees charged by the Accountants in connection with any calculations contemplated by this paragraph.  If the provisions of Sections 280G and 4999 of the Internal Revenue Code are repealed without succession or if the Company determines that such provisions do not apply to it and/or you for whatever reason, this paragraph shall be of no further force or effect.

If you are in agreement with the terms and conditions of this Agreement, please execute and date the Agreement and return a copy to me.

Sincerely,

ElectraMeccanica Vehicles Corp.

By:	/s/ Steven Sanders
Steven Sanders, Chairman

Accepted and agreed to:

/s/ Susan E. Docherty	12/2/2022
Susan Docherty	Date

Exhibit A

Offer Letter Definitions

“Cause” to terminate your employment shall exist if the Company reasonably determines after due inquiry that any one or more of the following has occurred: (i) your commission or conviction of, or plea of guilty or nolo contendere to, a felony; (ii) your material breach of this Agreement, any other agreement you have entered into with the Company which is not cured, if curable, within 10 days following the Company’s written notice to you of such breach; (iii) any breach of fiduciary duty you have to the Company or any misconduct that is materially injurious to the Company or a violation of the Company’s harassment or discrimination policies; (iv) your habitual drug or alcohol use which materially impairs your ability to perform your duties for the Company; (v) your engaging in fraud, embezzlement or any other illegal conduct that is materially injurious to the Company or any of its affiliates; (vi) deliberate or intentional refusal, or habitual failure to discharge your employment duties, responsibilities or obligations or to follow the Company’s policies or procedures which is not cured, if curable, within 10 days following the Company’s written notice to you of such behavior; or (vii) your engaging in any illegal, unethical, or immoral act (inside or outside of the scope of your employment) that results in material reputational or financial harm to the Company or any of its affiliates.

“Change of Control” shall have the meaning ascribed to it in the Equity Plan.

“Disability” means you are unable to perform your duties under this Agreement for 90 consecutive days in any 12-month period.

“Good Reason” means: (i) a material diminution of your Base Salary; (ii) a material diminution of your authorities, duties, or responsibilities; (iii) any action or inaction that constitutes a material breach of this Agreement by the Company; or (iv) material change in the geographic location at which you are required to provide services. For a termination to constitute “Good Reason” for purposes of this Agreement: (1) you must provide a notice of termination to the Company within 30 days of the initial existence of the facts or circumstances constituting such event; (2) the Company must fail to cure such facts or circumstances within 30 days after receipt of such notice; and (3) you must actually terminate your employment within 30 days after the expiration of the cure period described in clause (2).

Exhibit B

Employee Restrictive Covenant Agreement

In consideration for ElectraMeccanica Vehicles Corp. and ElectraMeccanica USA, LLC (collectively, the “Company”) agreement to employ me and provide me with the compensation and benefits described in the attached Agreement and access to the Company’s Confidential Information (as defined below) and trade secrets, I understand, acknowledge and agree, beginning as of the Start Date (as defined in the attached Agreement), as follows:

Restrictive Covenants:

Non-Solicitation of Customers/Prospective Customers. You agree, for the duration of the Time Limit (as defined below), that you will not, either directly or indirectly, or in any individual or representative capacity, request or solicit any of the Company’s current customers or clients with whom you have had contact in the past year to withdraw, curtail, cancel, or decrease the level of their business with the Company or request that they do business with any third party in competition with the Company. You further agree that, for the duration of the Time Limit, you will not, either directly or indirectly, or in any individual or representative capacity, request or solicit any of the Company’s prospective customers (defined as any person or entity who has been directly solicited to become a customer or client by the Company and with whom you have had contact with within the past year or possesses Confidential Information about) or clients with whom you have had contact with in the past year or possesses Confidential Information about to forgo doing business with the Company or request that such prospective customer or client do business with any third party in competition with the Company.

Non-Solicitation of Employees/Applicants.  You agree, for the duration of the Time Limit, that you will not, either directly or indirectly, or in any individual or representative capacity, solicit, induce or encourage or attempt to solicit, induce or encourage any Company employee and/or applicant to terminate his/her employment or prospective employment with the Company.

Non-Competition.  You agree, for the duration of the Time Limit, (as defined below), that you will not, either directly or indirectly or in any individual or representative capacity, be employed by, engage, own, manage, operate, control, aid, or assist another in the operation, organization or promotion of, participate in, advise, contract with or otherwise engage in any manner with the ownership, management, operation, or control of any business, which has a place of business or regularly conducts business in the Geographical Limit (as defined below) and that promotes or sells products or services competitive with those of the Company. You acknowledge and agree that a business will be deemed “competitive” with the Company if it performs any of the services or produces, distributes or sells any of the products or services provided or offered by the Company during the term of your relationship with the Company.

Tolling. The non-competition and non-solicitation Time Limits set forth above shall be tolled during any period in which you are in breach of the restrictions set forth herein.

Reasonable Limitations. You hereby acknowledge and agree that the covenants and obligations made and undertaken in this Agreement are fair and reasonable with respect to duration, geographic area and scope of activity, and do not (and shall not) prevent you from earning a livelihood in complying with the covenants herein.

Injunctive Relief. You agree that a breach of the covenants described herein will result in substantial and irreparable damages to the Company, which would be difficult to fully ascertain and calculate, and, by reason of such fact, you agree that, in the event of any such breach or threatened or anticipated breach, the Company will have the right to a restraining order and injunction, both temporary and permanent, enjoining and restraining any such breach or threatened breach, without the necessity of proving actual damages or posting a bond. Such injunctive relief will be in addition to any other remedies available to the Company at law or in equity.

Survival of Restrictive Covenants.  Your acknowledgements and agreements set forth in this Agreement shall survive the expiration or termination of this Agreement and the termination of your employment with the Company for any reason.

Notice to Future Employers:

You agree that you will notify, and the Company shall have the right to notify, any future or prospective employers, or individuals or entities with whom you may be entering into a contractual relationship, of the Restrictive Covenant provisions of this Agreement for purposes of ensuring that the Company’s interests are protected.

Company Proprietary

Information:

While you are providing services to the Company, the Company may disclose or make available to you, Confidential Information.  By signing this Agreement, you agree to: (i) protect and safeguard the confidentiality of the Confidential Information with at least the same degree of care as you would protect your own confidential information, but in no event with less than a commercially reasonable degree of care; and (ii) not use or disclose the Confidential Information, or permit it to be accessed, used or disclosed, for any purpose other than to carry out the duties assigned to you by the Company or as may be required to be disclosed pursuant to applicable federal, state or local law, regulation or a valid order issued by a court or governmental agency of competent jurisdiction. Upon your termination of service for any reason, or upon the Company’s written request, you shall promptly return to the Company all copies, whether in written, electronic or other form or media, of the Confidential Information, or destroy all such copies at the Company’s written request and certify in writing to the Company that such Confidential Information has been destroyed. In addition to all other remedies available at law, the Company may seek equitable relief (including injunctive relief) against you to prevent the breach or threatened breach of this confidentiality covenant and to secure its enforcement. Notwithstanding anything in this Agreement to the contrary, pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

In addition to the obligations above, we may ask that you also sign the Company’s standard Confidentiality and Intellectual Property Assignment Agreement.

Definitions:	For purposes of this Agreement, the following terms shall have the following meanings:

“Confidential Information” means non-public information about the Company’s business affairs, products, services, confidential intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential.” Confidential Information shall not include information that, at the time of disclosure and as established by documentary evidence: (i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Agreement by you; (ii) is or becomes available to you on a non-confidential basis from a third-party source, provided that such third-party is not and was not prohibited from disclosing such Confidential Information; (iii) was known by or in the possession of you prior to being disclosed by or on behalf of the Company; or (iv) was or is independently developed by you without reference to or use, in whole or in part, of any of the Confidential Information.

“Geographical Limit” means the United States of America; if a court determines that the United States of America is too broad, then the state of Arizona; if a court determines that Arizona is too broad, then Maricopa and Pima County; if a court determines that Maricopa and Pima County is too broad, then Maricopa County only; if a court determines that Maricopa County is too broad, then the greater-Phoenix area, Arizona.

“Time Limit” means the term of your employment with the Company and for a period of 12 months thereafter; if a court determines that 12 months is longer than necessary to protect the Company’s legitimate interests, then 9 months; if a court determines 9 months is longer than necessary to protect the Company’s legitimate interests, then 6 months.

Miscellaneous:

This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to conflicts of law principles. If any term or provision of this Agreement is declared by a court or tribunal of competent jurisdiction to be invalid or unenforceable for any reason, this Agreement shall remain in full force and effect, and either: (i) the invalid or unenforceable provision shall be modified to the minimum extent necessary to make it valid and enforceable; or (ii) if such a modification is not possible, this Agreement shall be interpreted as if such invalid or unenforceable provision were not a part hereof.

Each party acknowledges that such party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each party.

The dispute resolution provisions of the Offer Letter attached hereto are incorporated by reference and by signing below you acknowledge and agree that any dispute arising under this Agreement will be resolved in accordance with the procedures set forth in the Offer Letter.

Accepted and agreed to:

/s/ Susan E. Docherty	12/2/2022
Susan Docherty	Date